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Exhibit 5.2

December 23, 2015

Reference: 16531/179
TransCanada PipeLines Limited 450 – 1st Street S.W. Calgary, Alberta, Canada T2P 5H1

Re: TransCanada PipeLines Limited (the "Corporation")

Dear Ladies and Gentlemen:

We hereby consent to the references to this firm under the captions "Enforceability of Civil Liabilities", "Legal Matters", "Interest of Experts" and "Documents Filed as Part of the Registration Statement" in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-208588) of the Corporation.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,

(signed) "Blake, Cassels & Graydon LLP"

Blake, Cassels & Graydon LLP

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  Exhibit 5.2